EXHIBIT (d)(50)
PACIFIC SELECT FUND
AMENDMENT NO. 4 TO THE PORTFOLIO MANAGEMENT AGREEMENT
     The Portfolio Management Agreement (the “Agreement”) made the 2nd day of January, 2001, as amended, by and among Pacific Life Insurance Company (“Adviser”), a Nebraska corporation, and Massachusetts Financial Services Company, doing business as MFS Investment Management (“Fund Manager”), a Delaware corporation, and Pacific Select Fund, a Massachusetts Business Trust (“Trust”), is hereby amended to add the provisions set forth below (together the “Amendment”), which is made this 7th day of November, 2005.
     In consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement and the good and fair consideration paid in connection with that Agreement.
Section 2 of the Agreement, Portfolio Manager Duties, is amended to add the following:
A1.      Portfolio Manager will use its best efforts to assist the Adviser, the Trust, and any of its or their trustees, directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and the obligations of, the Portfolio Manager hereunder. Specifically, and without limitation to the foregoing, the Portfolio Manager agrees to provide certifications to the principal executive and financial officers of the Trust (the “Certifying Officers”) that correspond to and/or support applicable certifications required to be made by the Certifying Officers in connection with the preparation and/or filing of the Trusts’ Form N-CSR, Form N-Q, shareholder reports, financial statements, and related disclosure documents, in such form and content as the Trust shall reasonably request or as in accordance with procedures adopted by the Trust as reviewed and agreed upon by the Portfolio Manager; provided, however, that (i) any sub-certification shall be previously reviewed by the Portfolio Manager, and (ii) the content of the Portfolio Manager’s certifications to the Certifying Officers shall solely relate to the specific services provided by the Portfolio Manager under the Agreement.
A2.      Portfolio Manager shall prepare and file Schedule 13G and Form 13F, as required by applicable law, for securities held in each Portfolio it manages; provided, however, that Portfolio Manager is not responsible for filing applicable Schedule 13G or Form 13F filings with respect to securities held in portfolios other than a Portfolio managed by Portfolio Manager.
A3.      The Portfolio Manager and its affiliated persons are permitted to enter into transactions with the other portfolios of the Trust and affiliated persons of those other portfolios of the Trust (collectively, the “Other Portfolios”). In doing so, the Portfolio Manager is prohibited from consulting with the portfolio managers of these Other Portfolios concerning transactions of the Other Portfolios except for the purpose of complying with the conditions of Rule 12d 3-1(a) and (b) under the Investment Company Act of 1940, as amended, or as otherwise permitted by law.
A4.      Portfolio Manager will exercise voting rights on portfolio securities held by a Portfolio it manages in accordance with written policies and procedures adopted by the Portfolio Manager, which may be amended from time to time, and which at all times shall comply with applicable law, including, without limitation, (i) the requirement that such policies and procedures are reasonably designed to enable Portfolio Manager to address material conflicts of interest that may arise prior to voting proxies; and (ii) proxy record keeping procedures; (collectively, “Proxy Voting Policies and Procedures”). The Portfolio Manager shall vote proxies on behalf of each Portfolio in a manner which Portfolio Manager believes is in the best long-term interests of each Portfolio, in light of the relevant facts and circumstances, pursuant to the Portfolio Manager’s written Proxy Voting Policies and Procedures. The Portfolio Manager shall report to the Adviser in a timely manner, a record of all proxies voted in accordance with the form and format required under applicable law or as agreed upon by the Adviser and Portfolio Manager. The Portfolio Manager shall certify at least annually or more often as may reasonably be requested by the Adviser, as to its compliance with its Proxy Voting Policies and Procedures.
     Portfolio Manager acknowledges and agrees that the Trust may, subject to the review of Portfolio Manager, provide disclosure, notices, and information concerning the availability of the Portfolio Manager’s Proxy Voting Policies and Procedures and may disclose the voting record of each Portfolio, as required by applicable law.
A5.      Portfolio Manager agrees to pay to the Trust the reasonable cost of generating a prospectus supplement, which includes preparation, filing, printing, and distribution (including mailing) of the supplement, if the Portfolio Manager makes any changes that require immediate disclosure in the prospectus by supplement, including material changes to its structure, to investment personnel, to investment style or management, or otherwise and, at the time of notification to the Trust by the Portfolio Manager of such changes, the Trust is not generating a supplement for other purposes or the Trust does not wish to add such changes to a pending supplement. However, such changes will not be unreasonably withheld by the Adviser from a pending supplement.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year provided above for the Amendment.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Thomas C. Sutton	By:	/s/ Audrey L. Milfs

Name:	Thomas C. Sutton	Name:	Audrey L. Milfs
Title:	Chairman and Chief Executive Officer	Title:	Secretary

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:	/s/ Robert Manning	By:	/s/ Jeffrey Carp

Name:	Robert Manning	Name:	Jeffrey Carp
Title:	President and CEO	Title:	EVP and Secretary

PACIFIC SELECT FUND

By:	/s/ Thomas C. Sutton	By:	/s/ Audrey L. Milfs

Name:	Thomas C. Sutton	Name:	Audrey L. Milfs
Title:	Chairman	Title:	Secretary